Exhibit 99.1

Contact:
Mento A. "Chuck" Soponis
Chief Executive Officer
Oragenics, Inc.
(386) 418-4018

                                                           FOR IMMEDIATE RELEASE

                          ORAGENICS WARRANTS EXERCISED

Alachua FL (March 29, 2004) - Oragenics, Inc. (TSX-V: ORA.U; OTC-BB: OGEN) announced today that warrant holders exercised 83% of the 1,200,000 outstanding Series B warrants prior to their expiration on March 24, 2004. Exercise of 995,400 Series B warrants at the $3.00 exercise price resulted in a total of $2,986,200 million (U.S.) received by the Company.

"We are appreciative and heartened by the support our shareholders have demonstrated through the exercise of these warrants," stated Chuck Soponis, President & CEO of the company. "The additional capital received by Oragenics will strengthen our ability to move our development projects forward."

The Company has a total of 14,314,630 shares outstanding.

Oragenics, Inc. is an emerging biotechnology research and development company. Located in Alachua, Florida at the University of Florida's Sid Martin
Biotechnology Development Incubator, Oragenics is developing three new healthcare products. The most advanced product is an oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The second product in pre-clinical development is a broad-spectrum antibiotic. Oragenics is also developing a probiotic product to maintain oral health. For more information about Oragenics, please consult the Company's website at www.oragenics.com.

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Safe Harbor  Statement  Under the Private  Securities  Litigation  Reform Act of
1995: This release includes forward-looking statements which reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause
actual  results  to  differ   materially   from  those  expressed  in  any  such
forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' technologies and products; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors; and (4) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.